Exhibit 99.36

Press Release

Contacts:

Financial:	Steve Hildebrand	Media:	Fred Fleischner
Chief Financial Officer	Vice President -
(918) 669-2288	Corporate Communications
(918) 669-3086
Investors:	Todd D. Dallenbach	fred.fleischner@dtag.com
Executive Director
Investor Relations
(918) 669-2414
todd.dallenbach@dtag.com

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY AUTOMOTIVE GROUP REPORTS FOURTH
QUARTER AND FULL YEAR RESULTS

2006 Record Revenues of $1.7 Billion, Up 10%

Tulsa, Oklahoma, February 28, 2007: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today reported results for the fourth quarter and year ended December 31, 2006. Total revenue for the fourth quarter was $392.8 million, up 11.5 percent from the comparable 2005 quarter. The net loss for the 2006 quarter was $2.7 million, or $0.11 per diluted share, including $0.10 per share of transition costs related to the outsourcing of information technology services and the unfavorable impact of $0.05 per share related to the decrease in fair value of derivatives. For the fourth quarter of 2005, net income was $8.2 million, or $0.31 per diluted share, including the favorable impact of $0.11 per share related to the increase in fair value of derivatives.

For the year ended December 31, 2006, the Company’s revenue was a record $1.7 billion, a 10.2 percent increase over the prior year. Net income for 2006 was $51.7 million, or $2.04 per diluted share, including $0.17 per share of transition costs related to the outsourcing of information technology services and the unfavorable impact of $0.22 per share related to the decrease in fair value of derivatives. For 2005, net income was $76.4 million, or $2.89 per diluted share, including the favorable impact of $0.66 per share related to the increase in fair value of derivatives.

For the 2006 fourth quarter, vehicle rental revenues were $366.1 million, a 12.8 percent increase over the 2005 fourth quarter as a result of a 10.8 percent increase in revenue per day and a 1.8 percent increase in rental days. Same store rental days were down approximately four percent from last year’s fourth quarter.

“The key trends for the fourth quarter were a very strong pricing environment, and significantly higher vehicle depreciation and interest costs as compared to the prior year,” said Gary L. Paxton, President and Chief Executive Officer. “We continued to tighten our vehicle capacity and raise rental pricing which had a negative effect on rental day volume.”

During the quarter, the Company acquired the Thrifty Car Rental franchises in San Antonio and Reno. Franchise acquisitions have been a strong driver for growth since the program began in January of 2003. During 2006, the Company acquired a total of 12 Dollar Rent A Car and Thrifty Car Rental franchises, representing 16 cities and adding more than 6,000 vehicles to the corporate rental fleet. In February 2007, the Thrifty Car Rental franchise operations in Seattle and Portland were acquired. This acquisition added another 2,500 vehicles to the corporate rental fleet. The Company will continue to acquire franchise operations as they become available at values that meet return on investment goals.

“Other major accomplishments in 2006 included the completion of several key initiatives to further improve the efficiency and effectiveness of the organization,” said Paxton. “These initiatives included the completion of a five-year information services technology agreement and the realignment and streamlining of the management structure. In early February 2007, we announced our decision to outsource a portion of our call center operations which will reduce our call center costs.”

DTG purchased 450,000 shares in the fourth quarter under its $300 million share repurchase program at a total cost of $19.4 million. For the full year DTG purchased 2,558,900 shares at a total cost of $111.3 million. The Company has $188.7 million of remaining authorization expected to be completed by December 31, 2008.

Outlook

“We continue to be optimistic about the travel environment in 2007,” Paxton said. “We will again be challenged by higher vehicle financing costs and significantly higher vehicle depreciation costs. We estimate depreciation costs per vehicle will increase about 25 percent in 2007 based on our expectation of a stable used car market. Based on recent industry trends, we are optimistic that we can achieve strong price increases in 2007. Our challenge will be balancing price increases with the corresponding effects on volume to optimize our results. We remain focused on achieving cost efficiencies and have identified additional opportunities that we are working to achieve. For the full year, we are planning for a 7 to 9 percent increase in revenue per day and for same store rental days to be flat to down slightly as compared to 2006. Based on those factors, along with increased spending for marketing and other inflationary pressures on our business, we estimate 2007 earnings per share in the range of $2.50 to $2.90. We expect year-over-year comparisons to be more significantly impacted in the first half of the year by higher vehicle depreciation costs, higher vehicle financing costs and outsourcing transition costs. This guidance range excludes the impact of any increases or decreases in fair value of derivatives.”

Web cast and conference call information

The Dollar Thrifty Automotive Group, Inc. fourth quarter and full year 2006 earnings conference call will be held on Wednesday, February 28, 2007, at 9:00 a.m. (CST). Those interested in listening to the conference call live may access the call via Web cast at the corporate Web site, www.dtag.com, or by dialing 888-795-2173 (domestic) or 210-234-0012 (international) using the pass code “Dollar Thrifty.” An audio replay of the conference call will be available through March 14, 2007, by calling 866-498-5464 (domestic) or 203-369-1796 (international). The replay will also be available via the corporate Web site for one year.

Annual Meeting of Stockholders

The Dollar Thrifty Automotive Group Annual Meeting of Stockholders will be held on May 17, 2007 at 11:00 a.m. (central time) at the Company’s worldwide headquarters in Tulsa, Oklahoma.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada including operations at most major airports. The Company's more than 8,500 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit dtag.com.

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Dollar Thrifty Automotive Group, Inc. believes such forward-looking statements are based upon reasonable assumptions, such statements are not guarantees of future performance and certain factors could cause results to differ materially from current expectations. These factors include: price and product competition; access to reservation distribution channels; economic and competitive conditions in markets and countries where the companies' customers reside and where the companies and their franchisees operate; natural hazards or catastrophes; incidents of terrorism; airline travel patterns; changes in capital availability or cost; costs and other terms related to the acquisition and disposition of automobiles; systems or communications failures; costs of conducting business and changes in structure or operations; and certain regulatory and environmental matters and litigation risks. Should one or more of these risks or uncertainties, among others, materialize, actual results could vary from those estimated, anticipated or projected. Dollar Thrifty Automotive Group, Inc. undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

Table 1

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Three months ended		As % of
	December 31,		Total revenues
	2006	2005	2006	2005

Revenues:
Vehicle rentals	$366,059	$324,561	93.2%	92.1%
Vehicle leasing	11,112	13,998	2.8%	4.0%
Fees and services	9,299	9,942	2.4%	2.8%
Other	6,364	3,880	1.6%	1.1%

Total revenues	392,834	352,381	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	199,047	193,422	50.7%	54.9%
Vehicle depreciation and lease charges, net	104,289	69,695	26.5%	19.8%
Selling, general and administrative	64,161	59,585	16.3%	16.9%
Interest expense, net	23,092	18,218	5.9%	5.1%

Total costs and expenses	390,589	340,920	99.4%	96.7%

(Increase) decrease in fair value of derivatives	2,228	(4,808)	0.6%	(1.3%)

Income before income taxes	17	16,269	0.0%	4.6%

Income tax expense	2,670	8,098	0.7%	2.3%

Net income (loss)	$(2,653)	$8,171	(0.7%)	2.3%

Earnings (loss) per share:
Basic	$(0.11)	$0.32
Diluted	$(0.11)	$0.31

Weighted average number
of shares outstanding:
Basic	23,422,260	25,178,649
Diluted	24,524,271	26,422,842

Table 1 (Continued)

Dollar Thrifty Automotive Group, Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)
Unaudited

	Year ended		As % of
	December 31,		Total revenues
	2006	2005	2006	2005

Revenues:
Vehicle rentals	$1,538,673	$1,380,172	92.7%	91.6%
Vehicle leasing	56,798	63,465	3.4%	4.2%
Fees and services	46,806	49,450	2.8%	3.3%
Other	18,400	14,467	1.1%	0.9%

Total revenues	1,660,677	1,507,554	100.0%	100.0%

Costs and Expenses:
Direct vehicle and operating	827,440	787,714	49.8%	52.3%
Vehicle depreciation and lease charges, net	380,005	294,757	22.9%	19.6%
Selling, general and administrative	259,474	236,055	15.6%	15.6%
Interest expense, net	95,974	88,208	5.8%	5.8%

Total costs and expenses	1,562,893	1,406,734	94.1%	93.3%

(Increase) decrease in fair value of derivatives	9,363	(29,725)	0.6%	(2.0%)

Income before income taxes	88,421	130,545	5.3%	8.7%

Income tax expense	36,729	54,190	2.2%	3.6%

Net income	$51,692	$76,355	3.1%	5.1%

Earnings per share:
Basic	$2.14	$3.04
Diluted	$2.04	$2.89

Weighted average number
of shares outstanding:
Basic	24,195,933	25,120,617
Diluted	25,318,799	26,405,470

Table 2

Dollar Thrifty Automotive Group, Inc.
Selected Operating and Financial Data

	Three months ended		Year ended
	December 31, 2006		December 31, 2006

OPERATING DATA:
Vehicle Rental Data: (includes franchise acquisitions)

Average number of vehicles operated	108,389		119,648
% change from prior year	3.5%		5.9%
Number of rental days	8,147,762		36,642,026
% change from prior year	1.8%		5.0%
Vehicle utilization	81.7%		83.9%
Percentage points change from prior year	(1.3) p.p.		(0.7) p.p.
Average revenue per day	$44.93		$41.99
% change from prior year	10.8%		6.2%
Monthly average revenue per vehicle	$1,126		$1,072
% change from prior year	9.0%		5.3%

Same Store Vehicle Rental Data: (excludes franchise acquisitions)

Average number of vehicles operated	102,113		115,115
% change from prior year	(2.5%	)	1.9%
Number of rental days	7,681,790		35,280,054
% change from prior year	(4.0%	)	1.1%

Vehicle Leasing Data:

Average number of vehicles leased	7,434		9,886
% change from prior year	(27.9%	)	(19.4%	)
Monthly average revenue per vehicle	$498		$479
% change from prior year	10.2%		11.1%

FINANCIAL DATA: (in millions) (unaudited)
Non-vehicle depreciation and amortization	$ 7		$ 27
Non-vehicle capital expenditures (excludes acquisitions)	12		36
Franchise acquisitions	4		34
Cash paid for income taxes	2		17

Selected Balance Sheet Data
(In millions)

	December 31,
	2006	2005

	(Unaudited)

Cash and cash equivalents	$192	$274
Restricted cash and investments	390	785
Revenue-earning vehicles, net	2,624	2,203

Total debt (all vehicle debt)	2,744	2,725
Stockholders' equity	648	690